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IMPORTANT INFORMATION: TDS and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the shareholders of TDS in connection with the TDS 2013 annual meeting of shareholders. Information regarding TDS directors and executive officers and their respective interests in TDS by security holdings or otherwise is set forth in TDS’ proxy statement relating to its 2012 annual meeting, as filed with the Securities and Exchange Commission (“SEC”) on April 16, 2012, which may be obtained free of charge at the SEC’s website at www.sec.gov and TDS’ website at www.teldta.com. There has been no material change to such directors, executive officers or their interests since that time. In addition, the following identifies persons, and their beneficial ownership (as defined in SEC Rule 13d-3) of TDS securities as of December 31, 2012, who may also be deemed to be participants: Jane W. McCahon, Vice President – Corporate Relations and Corporate Secretary of TDS (2,206 Common Shares). In addition, the class of other employees of TDS that may be employed in the solicitation of proxies include employees in investor relations and communications who report to the Vice President – Corporate Relations and Corporate Secretary of TDS. The nature of their employment in such solicitations will be preparing communications (which will be filed with the SEC as required under Regulation 14A), responding to questions from shareholders and requesting shareholders to return proxies to TDS. Additional information concerning participants that may be soliciting proxy statements on behalf of the TDS board of directors and their respective interests in TDS by security holdings or otherwise will be included in the proxy statement filed by TDS in connection with its 2013 annual meeting of shareholders. The 2013 proxy statement, other solicitation material and other reports that TDS files with the SEC, when available, can be obtained free of charge at the SEC’s web site at www.sec.gov or from TDS on its website at www.teldta.com. TDS SHAREHOLDERS ARE ADVISED TO READ CAREFULLY THE PROXY STATEMENT AND OTHER SOLICITATION MATERIAL FILED BY TDS IN CONNECTION WITH THE TDS 2013 ANNUAL MEETING OF SHAREHOLDERS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING DECISION BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION RELATING TO THE ELECTION OF DIRECTORS OF TDS.

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                Feb. 26, 2013 / 9:30AM, TDS – Q4 2012 Telephone Data Earnings Conference Call

                                                                                                                                                                FINAL TRANSCRIPT

CORPORATE PARTICIPANTS

Jane W. McCahon

Secretary & Vice President-Corporate Relations, Telephone & Data Systems, Inc.

Kenneth R. Meyers

Executive Vice President & Chief Financial Officer, Telephone & Data Systems, Inc.

Mary Dillon

President, Chief Executive Officer & Director, United States Cellular Corp.

Steven T. Campbell

Chief Financial Officer, Treasurer & Executive VP, United States Cellular Corp.

David A. Wittwer

President & Chief Executive Officer, TDS Telecommunications Corp.

Vicki L. Villacrez

Vice President, Finance & Chief Financial Officer, TDS Telecommunications Corp.

David C. Kimbell

Chief Marketing Officer & Senior Vice President, United States Cellular Corp.

OTHER PARTICIPANTS

Ric Prentiss

Analyst, Raymond James & Associates, Inc.

Michael I. Rollins

Analyst, Citigroup Global Markets (United States)

James G. Moorman

Analyst, Standard & Poor’s Investment Advisory Services LLC

PRESENTATION

Operator

Greetings, and welcome to the TDS and U.S. Cellular Fourth Quarter Operating Results Conference Call. (Operator Instructions) A brief question-and-answer session will follow the formal presentation. (Operator Instructions) As a reminder, this conference is being recorded.

It is now my pleasure to introduce your host Jane McCahon, Vice President of Corporate Relations for TDS. Thank you. You may begin.

Jane McCahon - Secretary & Vice President-Corporate Relations, Telephone & Data Systems, Inc.

Thank you, Diego. Good morning, and thank you for joining us. I want to make you all aware of the presentation we’ve prepared to accompany our comments this morning, which you can find on the Investor Relation sections of the TDS and U.S. Cellular website.

With me today and offering prepared comments from TDS Kenneth R. Meyers, the Executive Vice President and Chief Financial Officer; from U.S. Cellular Mary Dillon, President and Chief Executive Officer; Steve Campbell, Executive Vice President and Chief Financial Officer; and from TDS Telecom Dave Wittwer, President and Chief Executive Officer; and Vicki Villacrez, Vice President of Finance and Chief Financial Officer.

This call is being simultaneously webcast on the Investor Relations section of the TDS and U.S. Cellular website. Please see the websites for slides referred to on this call including non-GAAP reconciliations. The information set forth in the presentation and discussed during this call contains statements about expected future events and financial results that are forward-looking and subject to risks and uncertainties. Please review the Safe Harbor paragraph in our release and the more extended version that will be included in our SEC filing.

Shortly after we released our earnings and our announcement of the Baja acquisition this morning, and before the call, TDS and U.S. Cellular filed SEC Forms 8-K including the press releases we issued this morning. Both companies plan to file their 10-K’s today.

We will be attending a number of conferences in the near-term including Morgan Stanley’s conference tomorrow in San Francisco and Deutsche Bank’s on March 4 in Palm Beach. As always, please keep in mind that TDS has an open door policy. So if you are in the Chicago area and would like to meet members of management from TDS Corporate, U.S. Cellular or TDS Telecom, the Investor Relations team will try to accommodate you, calendars permitting.

Now I’d like to turn the call over to Ken Meyers.

Ken Meyers - Executive Vice President & Chief Financial Officer, Telephone & Data Systems, Inc.

Thank you, Jane, and good morning, everyone. Thanks for your time today. There are just a few points I’d like to make at the start today. First, you should take note of an important change in how we provide guidance.

In addition to these historic metrics of revenue and capital expenditures for both U.S. Cellular and TDS Telecom, we are now also providing guidance at the consolidated level for such measures. In addition, we are now using adjusted income before income taxes as our measure of profitability instead of adjusted operating income before depreciation and amortization, or that ugly word EBITDA, which I can’t pronounce. So we aren’t going to use it anymore.

For U.S. Cellular and TDS consolidated, this actually is designed to bring visibility to our share of the earnings and also the distributions we receive from our equity interest in non-consolidated entities; particularly, U.S. Cellular’s 5.5% stake in the Verizon LA partnership.

Also, we are trying to provide deeper insight into the performance of U.S. Cellular’s core markets by adjusting for the effects of the divestiture transaction that we announced back in November and we will be focusing our remarks today on those core markets. We have provided data for the divestiture markets and for the total company that stands today so that you can see all of the components.

I’ve spoken in the past about opportunities to create shareholder value and what we’re doing. Today’s announcement of our agreement to acquire Baja Broadband is another step in our quest to create value for the long-term. We are looking to improve TDS Telecom’s growth trajectory and profitability. We believe we can do so by adding rural cable and broadband to our portfolio. As Dave Wittwer will discuss later, the strategy capitalizes on what we do well, serve mid-size and smaller markets with exceptional broadband, voice and video services; which given the specific characteristics of Baja’s markets, will enable us to add growth and leverage our capabilities and cost structure at TDS Telecom.

In addition to each business’s strategic priorities that Mary and Dave will review with momentarily, at TDS we have a number of strategic priorities for 2013, all aimed at building sustainable long-term growth and profitability. First, we will continue to look for acquisition candidates, either in the HMS or rural cable/broadband space. We like both of these areas and think they leverage our skill sets, reputation and customer satisfaction focus.

Second, we will continue our focus on our current cost structure, both inside both businesses and across the enterprise recognizing the changing revenues of Telecom and the reduction in markets and customers that result in the announced divestiture transaction.

We have also begun to evaluate how best to monetize the towers and spectrum remaining in the divested markets and we continue to look at the best use of our resources across the entire organization, all with the goal of continuing to create shareholder value through operational, structural or financial actions that are consistent with our strategy of building a growing and vibrant business. As we have said repeatedly, our commitment to these activities is ongoing and as always we welcome your feedback.

And now let me turn the phone call over to Mary Dillon. Mary?

Mary Dillon - President, Chief Executive Officer & Director, United States Cellular Corp.

Thank you, Ken, and good morning. First on Slide 7, I’d like to review some of our major accomplishments in 2012. Let me start by saying our talented associates enabled U.S. Cellular to maintain its most important differentiator, outstanding customer experiences in a challenging economic and competitive environment.

We’re very proud to be recognized again by both Consumer Reports and Forrester for the quality of our customer experience. In both studies we lead all other national postpaid providers. We also took actions to improve our competitive position by entering into an agreement to sell certain underperforming market in the Midwest to Sprint. We believe this transaction will enable us to be stronger, more focused and over time more profitable.

In our core markets which are the markets we will continue to operate upon completion of the divestiture transaction, we were able to increase postpaid gross additions and prepaid net additions through more effective marketing, advertising and promotions and expanded distribution through Wal-Mart. We also increased postpaid ARPU through a continued smartphone penetration and data adoption and by bringing 4G LTE to more of our markets. Importantly, we were able to work with our OEMs to introduce iconic devices like the Samsung Galaxy S3 at the same time as other carriers.

Looking at the fourth quarter specifically, we achieved strong sales throughout the holiday selling period with a combination of iconic 4G LTE devices, competitive data plans and strong promotional offers. Now all that said we were challenged in the quarter and the full year by higher subsidies for 4G devices and by higher postpaid churn and I’ll talk in a moment about how we’re directing both of these issues.

Now moving to Slide 8. I’d like to talk about our strategy to cell rate growth and improved profitability in 2013. Our primary goal is to build our subscriber base while continuing our strong growth ads momentum and while reducing churn. We’ll accomplish this by focusing on our key differentiators, customer experience and network quality while targeting key postpaid customer segments with devices, plans and innovative services that fit how they live and work.

Additionally, we’re continuing to explore more distribution opportunities to reach customers where they want to shop and by continuing to expand our 4G LTE devices and network we’re tracking customer who value speed, capacity and reliability while increasing smartphone penetration and ARPU. Along with efforts to drive customer growth we’ll also work to improve profitability by managing cost and complexity across the enterprise including close management of equipment subsidies and data delivery cost. I’ll go into more detail on cost management shortly.

Now finally as we move to the regulatory approval process for our divestiture transaction we’re maintaining high quality service and support for our customers in these markets helping many of our associates transition to new roles at U.S. Cellular and preparing for a smooth transition when the transaction closes.

As I move to Slide 9, I want to talk more about how we’re differentiating U.S. Cellular from our competitors with a unique customer experience that will help us increase revenues from our target customers. We’re building on a strong heritage of customer service to make sure that every experience with U.S. Cellular in any channel is rewarding and satisfying. That means we’re optimizing what we’d sell and how we’d sell it for every channel and how we can best serve the customers who use that channel. We’ll also work into advance our rewards program, the only one of its kind in the industry, to make it even more compelling and relevant through the ways customers can earn and use points.

Additionally, we’re using our customer knowledge to develop highly relevant offers for our key customer segment including the rollout of a comprehensive small and medium business program next quarter. We’ll also be launching a wide variety of new products and services throughout the year including expanded mobile payments, parental controls and a wireless home phone replacement.

And we’re currently testing a variety of new customer experience ideas including an in-store queuing system and an innovative personalized video tool that reaches both new and existing customers with relevant information about their service. We want to give our customers the benefits and services they value most through their preferred channels, whether it’s a U.S. Cellular retail store or uscellular.com, or a national retailer like Wal-Mart all to drive revenue growth.

On Slide 10, we have more detail about how we’re driving smartphone penetration and data usage to increase ARPU. We’re continuing to expand assets to 4G LTE to more markets and we plan to reach 87% of our customers by the end of the year. Now to encourage migration to the network we planned to introduce a wide range of new 4G LTE devices in 2013 as part of a robust competitive portfolio that includes a top Android device, a new Windows 8 LTE device, multiple connected devices as well as value-priced feature phones. And we’re monetizing the rapid increase in data use with pure data pricing designed to satisfy light to heavy data customers, while moving to shared data offerings later in the year.

Now moving to Slide 11. We have several strategies to improve our profitability. First, we’re working to balance the equipment subsidies for 4G LTE devices. We expect that subsidy should begin to decline as the range of 4G LTE devices grows and we’re able to move down the development cost curve.

We’ve spent considerable effort designing programs to accelerate the migration of our customers to the 4G LTE network. This is another area where we’ve deployed a test and learn approach to facilitate customer response and to get to market quicker with programs that, we have confidence, will generate the desired result.

We’ve launched multiple test campaigns with incentives to move wireless modem, hotspot and smartphone customers with 3G to 4G devices in an attempt to show customers that faster network experience, as well as reducing our dependency on 3G. We’ve seen strong incremental lift from all campaigns and have implemented the insights into our ongoing campaigns. Now importantly, as we successfully migrate more customers to 4G, we expect lower capital expenditures for our legacy networks, which you can see reflected in our 2013 capital expenditure guidance.

As data usage continues to grow, we’re implementing several strategies to manage traffic and capacity more effectively, a reduced related cost, including giving our customers tools to help them better understand and manage their data use. We’re also implementing our new billing and operational support system in 2013, which will transform our ability to deliver services and products quickly and efficiently, and support our strategy to provide exceptional customer experiences across our channels.

Throughout U.S. Cellular, we’re working to reduce complexity in costs and focus the services and products that matter most to our customers. We know that we have to continue to decrease costs and expenses to align them with our reduced revenues and to improve margins.

So before I turn the call over to Steve, I’d just like to quickly recap our strategic priorities for the year. We plan to accelerate growth by providing exceptional and innovative customer experiences that encourage loyalty and advocacy, and by effectively targeting key customer segments. We’ll enhance and integrate our challenge to improve sales and service delivery, and create more opportunities to be where customers shop. And we’ll continue to drive smartphone penetration in ARPU with the 4G LTE network expansion and devices.

And at the same time, we’ll focus on improving profitability by more effectively balancing equipment subsidies and managing data consumption. And we’ll take an important step forward in positioning U.S. Cellular for significant operational efficiencies as we implement our new billing and operational support system. And lastly, we’ll continue our efforts to reduce complexity and cost across the entire company.

And now Steve will walk you through our fourth quarter results in more detail and outline our financial expectations for the year. Steve?

Steve Campbell - Chief Financial Officer, Treasurer & Executive VP, United States Cellular Corp.

Thank you, Mary, and good morning, everyone. In November we announced that we are selling certain of our Midwest markets to Sprint for $480 million. Everything is moving forward with that transaction and we are confident that it will close by mid-2013. As we look at the company we are focusing on the remaining markets which we consider core. As such, most of my comments today will focus on these core markets while the fourth quarter press release and the 2012 Form 10-K report provide the total company results.

U.S. Cellular’s core market results for the quarter reflect a continuation of the trends that we have seen over the past several quarters. We improved postpaid gross additions but are still challenged with retaining postpaid customers in an extremely competitive marketplace. Prepaid gross and net additions improved significantly due to the success of our U Prepaid offering through Wal-Mart.

So as shown on Slide 13 postpaid gross additions in the core markets were $218,000, up 4% from $209,000 last year. However, postpaid churn also increased resulting in a postpaid net loss of 16,000 customers for the quarter. Prepaid additions in the core markets were $38,000 up significantly from $6,000 last year and total retail net additions in the core markets were $22,000 compared to $4,000 last year.

Next, we showed the trends in smartphone sales penetration and postpaid ARPU in our core markets. During the fourth quarter we sold 571,000 smartphones, which represented 63% of total devices sold. This compares to the fourth quarter of 2011 when we sold 447,000 smartphones or 53% of the total unit sold. 430,000, or fully 75% of the smartphones sold this quarter were 4G LTE devices. Smartphones now represent 41% of our postpaid subscriber base compared to 31% for the same period last year.

While the overall cost to subsidize smartphones, especially the 4G devices, is greater we expect that the higher ARPU from smartphone users as well as the migration of data usage off our 3G network onto our 4G LTE network will benefit our results over time.

And as you see on the graph at the far right of this chart, postpaid ARPU generally has increased over the past several quarters increasing 2.5% over last year.

Turning to our financial performance. First, core market revenues. Fourth quarter’s service revenues were $908 million, a decline of 1% from last year. Retail service revenues were $791 million, an increase of 2% with build ARPU growing 3% year-over-year. The inbound roaming revenues decreased $18 million or 20% year-over-year to $72 million due to lower negotiated roaming rates, which also caused similar reduction in roaming expenses.

An increase in inbound data usage was offset by lower inbound voice usage, lower rates for both data and voice and the loss of roaming revenue from a market that we sold in the first quarter of this year.

Looking out, we expect continued growth in data roaming usage both inbound and outbound but both lower revenues and lower expenses due to the significantly lower rates. The net roaming contributions were slightly positive for the quarter and we expect the lower rates to provide a net benefit over the long-term.

For our total markets on a consolidated basis, system operations expenses of $221 million decreased $21 million or 9% year-over-year. This was primarily due to a decline in roaming expense of $19 million as higher off-net usage was more than offset by lower rates. This beta usage continues to grow rapidly. We’ve implemented a number of measures that have been effective in minimizing the impact on our expenses.

Loss on equipment for the quarter was $203 million, up $44 million or 28% from last year primarily as a result of increased smartphone sales and a higher cost related to 4G LTE devices. The average loss per device sold increased by 29% year-over-year due primarily to the shift in mix of smartphones that I mentioned earlier from 53% to 63% of total devices sold and in total we sold 24% more smartphones.

We expect equipment pricing will continue to be very aggressive across the industry and that our cost will be impacted by the continuing shift in mix to smartphones and the continuing introduction of 4G devices throughout the year. Keep in mind that we’re selling 4G devices in our 3G markets so that we can capture their cost savings immediately when we launched 4G service in those markets.

As we successfully migrate more customers to 4G we expect lower capital expenditures for our legacy networks and that’s reflected in our 2013 capital expenditures guidance. SG&A expenses of $449 million were down 4% year-over-year as we continue to control these costs as tightly as possible. Adjusted OIBDA which we sometimes refer to as operating cash flow was $136 million for the quarter, down from $162 million a year ago driven largely by the higher loss on equipment.

Next, we show the impact on fourth quarter operating income of cost related to the divestiture transaction. These costs include $20 million of accelerated depreciation, amortization and accretion and a total of $25 million of severance cost and asset write-offs, which are reported in loss on sale of business and other exit costs in the statement of operations.

Slide 18 shows the full year 2012 impact of some key regulatory changes. For the year, ETC revenues declined by $15.5 million. That decline was partly offset by a $4.3 million reduction in intercarrier compensation expense. Note that the step down in ETC revenues was effective July 1 so what we’re seeing here is a half-year effect. In 2013 there will be a full-year effect and a further step down. Similarly, there will be incremental savings related to intercarrier compensation in 2013.

So moving on as shown on the next Slide, total investment and other income net for the quarter totaled $12.8 million. This line item includes earnings related to our interest in the Los Angeles partnership of approximately $13 million, up from $12 million last year. Net loss attributable to U.S. Cellular shareholders totaled $39.6 million or $0.47 per diluted share versus income of $2.8 million or $0.03 per share in 2011. The effective tax rate for the fourth quarter this year was 38.9% compared to 58.9% last year. And for the full year the effective rate was 31.2% compared to 36.5% in 2011.

For both the fourth quarter and full year this year’s effective rate was lower than the prior year’s due to state statute of limitation expirations and corrections relating to a prior period. For the quarter, we generated cash flow from operating activities of $291 million up from $249 million last year. Cash used for additions to property, plant and equipment in the quarter was $215 million, reflecting significant expenditures related to our 3G and 4G networks, as well as for our multi-year enablement initiatives, primarily our billing system conversion.

Free cash flow for the quarter, was $76 million and for the full-year 2012 it was $73 million net of capital expenditures of $837 million. Capital expenditures for the year, increased $54 million or 7% over 2011 as we spend approximately $180 million in deploying 4G LTE technology.

U.S. Cellular’s balance sheet remains sound and we have ample liquidity and financial flexibility. At December 31, cash and short-term investments totaled $479 million and we have about $300 million of unused borrowing capacity under our revolving credit agreement.

U.S. Cellular’s guidance for 2013 is shown on Slide 20. As Ken mentioned earlier, we’re providing guidance, this year, on a more inclusive measure of U.S. Cellular’s profitability, as well as in separate pieces to enable you to see our estimates for our core markets and what we expect the divestiture markets to contribute for an estimated six months until closing.

Let me walk you through our estimates for our core markets, which is where we’ll be most focused going forward. For service revenues, we’re forecasting a range of $3.6 billion to $3.7 billion. This estimate incorporates increasing revenue from our customers, driven primarily from higher ARPU offset by two things.

First, the decline in roaming revenues of approximately $50 million due to the lower negotiated rates, which were mentioned earlier and which will be totally offset by an equal decline in roaming expenses. And the second factor is the expected step down in ETC revenues for the year, a step down of approximately $35 million. We’ve also lowered our ETC related capital expenditures by approximately $6 million to reflect the lower level of support that we’re receiving.

Adjusted income before income taxes is now being provided to help you understand the profitability of our core markets and to incorporate the significant contribution we received from unconsolidated entities most notably our 5.5% interest in Verizon Wireless’ LA market. We provided numerous reconciliations in the press release to help you understand its composition. There are two factors I would call out.

The first is how we treat the indirect costs that have previously been allocated to the divestiture markets. In order to give you the most accurate picture of what our results will look like after the deal closes the estimated results for the divestiture markets include only the direct cost related to those markets. A significant amount of indirect cost previously allocated to the divestiture markets will continue for a period of time and accordingly are included in the estimated results of the core markets. It is our intent to reduce those expenses and in line our overall expense structure with our smaller size but that won’t happen overnight.

The other significant item that I want to call to your attention is the significant expenditures that we’ll be making associated with the conversation of our billing and operational system this year. Year-over-year we expect additional operating expenses of approximately $60 million. A good news is that not only does this spending decline in 2014 but we also start to realize the benefits from the project. For capital expenditures we lowered our forecast by about 30% from the 2012 spending level to $600 million, primarily due to the success we’ve had migrating customers from 3G to 4G and the progress that we’ve made related to the completion of the new billing and operational system. Both of these areas will involve significant capital expenditures in 2013 but at levels down somewhat from 2012.

And now I’ll turn the call over to Dave Wittwer of TDS Telecom.

Dave Wittwer - President & Chief Executive Officer, TDS Telecommunications Corp.

Thanks, Steve, and good morning, everyone. I’ll briefly highlight our accomplishments in 2012 and then outline our strategic priorities for 2013. I’ll also provide an overview of our intended acquisition of Baja Broadband, which we announced this morning and how it supports our strategy to grow profitably.

First, I’ll discuss our performance against our residential strategy on Slide 22. TDS Telecom is focused on attracting broadband and video customers with competitive data speeds and video services. By the end of 2012 95% of our ILEC access lines had data access and we were offering higher speeds in more markets. These network investments also enabled us to expand our proprietary video service, TDS TV, to a total of ten markets. This video service as well as the dish network service we offer in other markets enabled us to add more double and triple play bundled customers. Close to 95% of our TDS TV customers take all three of our services; video, data and voice.

In our Commercial business, we continue to achieve strong growth in sales of our managed IP voice and data communications product and we expanded the product line to attract new customer segments. This product line enables small and medium businesses to improve their communications in a challenging economy without making capital investment. So they can focus more of their resources on serving their own customers.

The Hosted and Managed Services business was the primary Commercial revenue driver and we continue to integrate our acquisitions to support operational efficiency and future growth. Following our acquisition of Vital Support Systems, we introduced an enterprise cloud solution, ReliaCloud, to capitalize on the increasing demand for secure and reliable outsourced IT services. As we have discussed on previous earnings calls, our revenues and profitability were impacted by reduced regulatory revenues.

And now I’ll discuss our strategic priorities for 2013, beginning with Slide 23. We will continue our strategy to attract and retain residential customers with bundles that include competitive broadband speeds, high quality TDS TV or DISH Network video options, voice service and superior customer service. Bundling video with broadband and voice helps us retain customers in competitive markets into the key part of our long-term strategy to increase revenue.

We plan to increase TDS TV penetration in our existing markets this year by targeting new customer segments and migrating current IPTV customers to a platform that makes it easier to buy higher margin, On Demand and Pay-Per-View services. We will continue to increase broadband speed and capacity and expand data access to more roll markets through our stimulus projects. By year end, 97% of our lines will have broadband access. That said, we are carefully evaluating how to enhance our network to support our expansion strategy in the most cost-effective manner.

Moving to our commercial strategy. We’re responding to businesses seeking to outsource their IT needs by leveraging the strengths and capabilities of each of our Hosted and Managed Service companies to develop a comprehensive, diversified service portfolio that includes co-location, hosted demand use services, cloud services and other IT services. And we’re integrating and strengthening the operational infrastructure to support growth more efficiently, and we’re continuing to expand the managed IP product portfolio to meet customer demand and diversify our customer base.

Overall, we are carefully balancing our customer growth and network investment strategies for TDS Telecom with initiatives to increase our operational efficiency and maintain a low cost structure so we can compete effectively over the long-term.

This brings me to our planned acquisition of Baja Broadband, outlined on Slide 24. This is yet another important step in our strategy to grow profitably. From an industry perspective, the combination of broadband and cable is a natural extension of our businesses and enables us to leverage our expertise, our platform and our technologies.

We chose Baja, specifically, because we believe there’s a strong potential to increase residential and commercial penetration in these markets and ultimately achieve higher returns over the long-term. We plan to use our expertise in delivering exceptional products and services to improve the residential customer experience and increase retention and customer lifetime value and we will leverage our reputation as a trusted advisor to businesses and our expensive commercial product portfolio to build a strong commercial customer base in Baja’s markets that are currently underserved.

Now let’s move to Slide 25 for some additional detail of Baja. When you look at the number of home’s past versus the current penetration you can see there is significant room to grow and with 96% of the network already equipped to deliver high-speed high-capacity broadband we have the ability to begin delivering higher margin data services without significant capital investments.

We’re currently developing an integration strategy that will enable us to pursue these strategies while maintaining the local sales and service presence that resonates with customers in mid-sizable markets. We expect the transaction to close for the third quarter and we’re preparing to move forward quickly with our residential and commercial strategies.

And I’ll turn the call over to Vicki Villacrez.

Vicki Villacrez - Vice President, Finance & Chief Financial Officer, TDS Telecommunications Corp.

Thanks, Dave. Good morning, everyone. As shown on Slide 26 our hosted and managed services segment drove TDS Telecom’s revenue growth through acquisition. The number of ILEC and CLEC connections and associated voice revenues continue to decline. However, growth and data, video and managed IP have replaced these losses. Declines in high margin regulatory and wholesale revenues however continue to outpace the gains these initiatives are producing. Consolidated cash expenses were up 14% for the period primarily due to acquisition effect but also due to cost associated with our IT system improvement activities, the expansion of IPTV and developing infrastructure and new products and services for HMS.

Turning to Slide 27. In 2012 especially during the second half we absorbed the initial impact of the FCC order and while we anticipate 2013 which will be the first full year reform will have a similar deficit, we are able to implement strategies to help mitigate these losses.

Turning to Slide 28. I will discuss the CLEC and ILEC result on a combined basis. Residential revenues declined 1% due mainly to a reduction in residential connections. We saw 2% increase in commercial revenues driven by growth in connections and as expected wholesale revenues decline primarily as a result of changes in regulatory recovery due to the reformed order; wholesale rates and an increase in the relative amount of VoIP traffic, coupled with the continued decline in intra-state minutes of use. Cash expenses which included one-time severance charges of $3 million were near even with last year. Cost to provision our network for TDS TV and super high-speed data were higher than we anticipate through the year.

As a result we have re-scaled these efforts going forward by focusing on fiber builds in 2013 while selectively reconditioning the copper portions of our network. IPTV expansion continues to be an important long-term contributor to our growth.

Turning to Slide 29. ILEC residential broadband connections increased 1% year-on-year adding to an already high penetration rate to reach 55% of primary residential lines at the end of the period. 71% of these customers are taking speeds of five megabits or greater and 26% are taking speeds greater than ten megabit. With the upgrade to super high-speed data and IPTV we have enabled about 25% of our residential households for speeds of 25 megabits or greater and are moving more customers to these higher speeds. Residential broadband ARPU has trended upwards to $39 as migration to higher speeds service offsets competitive pricing pressures.

On Slide 30 we continue to emphasize our triple play bundle, voice, data and video. With video offered through a dish network and increasingly through our own IPTV service, TDS TV, triple play subscribers now represent 31% of our ILEC residential customers. Churn on our ILEC triple play customers continue to remain very low. 70% of our residential customers are on a double or a triple play bundle, up from 67% last year. Churn for a double play customer while not as low as a triple is still significantly lower than churn with a single service.

On the commercial side, ILEC and CLEC together, Slide 31, we saw strong 77% growth year-over-year in our flagship commercial voice and data communication solution managed IP which outpace our losses in legacy physical access lines and data connection.

Turning to the HMS segment on Slide 32. Acquisitions increased revenue by $18.3 million and cash expenses by $18 million. We have been positioning for future growth by investing in the infrastructure, support systems and development of new products and services causing margins to be lower.

Now I’ll walk you through our guidance for 2013, Slide 33. As a reminder, we will not update for the Baja acquisition until it closes. We are forecasting revenue of $850 million to $900 million. This represents modest growth in commercial revenues, including HMS and residential data, IPTV revenues, offset by continuing declines in voice and wholesale revenues. Adjusted income before income taxes, which for Telecom is essential the same as operating cash flow, is forecasted to be within a range of $220 million to $250 million flat with 2012 as a growing contribution from our HMS business is offset by the loss of very high margin, wholesale revenue.

Capital expenditures of $155 million are forecasted to decline approximately $20 million from 2012 as the spending last year to prepare our network for the launch of IPTV will not be repeated at the same level. Major categories of capital expenditures for 2013 include $95 million for continued investment in our network to increase speeds and capacity, and provision new products and services; plus $15 million for HMS and $10 million for our portion of the remaining stimulus build out.

And now I will turn this call back over to Jane.

Jane McCahon - Secretary & Vice President-Corporate Relations, Telephone & Data Systems, Inc.

Thanks, Vicki. Operator, we’d like to take questions at this point.

QUESTIONS AND ANSWERS

Operator

Thank you. We will now conduct the question-and-answer session. (Operator Instructions) Our first question comes from Ric Prentiss with Raymond James. Please state your question.

Ric Prentiss - Analyst, Raymond James & Associates, Inc.

Thanks. Good morning.

Mary Dillon - President, Chief Executive Officer & Director, United States Cellular Corp.

Hey, Ric.

Ric Prentiss - Analyst, Raymond James & Associates, Inc.

Hey. A couple questions. First, on the Baja acquisition. On Slide 25 it kind of points out the $212,000 is home-path, $74,000 video, $56,000 broadband. Talk to us a little bit about why you think those markets had such low penetration? What you think you’ll be able to institute and how quickly, to kind of take those up? And what kind of margins are we looking at, there, today?

Mary Dillon - President, Chief Executive Officer & Director, United States Cellular Corp.

Dave, do you want to take the first part of that question?

Dave Wittwer - President & Chief Executive Officer, TDS Telecommunications Corp.

Yeah. Absolutely. I think when you look at the video penetration, what makes Baja unique is there is a high penetration of customers that are in homeowners associations. So excluding that, we think there’s room to increase video penetration. But quite frankly, we haven’t been overly aggressive in our planning, in terms of that. We understand all of the fundamentals relative to the satellite competition, et cetera.

What we’re more excited about is the data penetration. Baja most recently rolled out DOCSIS 3.0 and so that broadband investment and that capability we believe has significant upside depending on whether you believe that ultimate 80% adoption or 85% adoption or whatever it is we believe there’s a significant opportunity there as well as they’ve been late with voice and we believe there’s a great opportunity to improve that at a reasonable level as well as commercial penetration.

Ric Prentiss - Analyst, Raymond James & Associates, Inc.

So it sounds like it’s more that you’re not trying to go after satellite TV in those areas or homeowners associations but take somewhat advantage of satellite TV’s lack of a real data offering.

Dave Wittwer - President & Chief Executive Officer, TDS Telecommunications Corp.

I think that’s fair.

Ric Prentiss - Analyst, Raymond James & Associates, Inc.

Okay. And then, Ken, maybe you would pick up on this. So it’s $82 million on annual revenues. What kind of margins are we thinking about in this on whether you want to call it, OIBDA, EBITDA or EBIT or whatever we’re calling it these days?

Ken Meyers - Executive Vice President & Chief Financial Officer, Telephone & Data Systems, Inc.

We’re going to defer on the margin question until we update guidance closing at this point in time.

Ric Prentiss - Analyst, Raymond James & Associates, Inc.

Okay. Second question on the U.S. Cellular side. We had some interesting statistics on the Canadian operator conference calls talking explicitly about iPhones but also Androids and the experience we’re seeing up north of the border there is sub 1% churn even 80 basis points of churn. Based on the question you guys have seen, good churn but not having the iPhone hurting you, is it something that you need to look at addressing this year?

Mary Dillon - President, Chief Executive Officer & Director, United States Cellular Corp.

Well hey, Ric. It’s Mary. Certainly I would start by saying we’re really pleased with our add growth on the postpaid side and the overall net add growth on the prepaid side but churn is not at a level that we need it to be longer term and there’s multiple factors that certainly and we’re working on many of them and certainly the iPhone is more of the drivers of churn. We know that our customer satisfaction scores remains strong but really competitive in the marketplace in many ways.

So what we’re doing really is, I’d say, focusing on making sure that we offer great other iconic devices that we brought to the market this year at the same time as our competitors like the Galaxy S3 and the Motorola ELECTRIFY M and then we’re also continuing to expand our distribution points, be where people want to shop as well as we’re using some pretty sophisticated analytic tools to get at other drivers of churn and put CapEx in place that we think are helping to improve it. So we’re going to continue to work at reducing that churn certainly and that’s a key objective for us in 2013.

Ric Prentiss - Analyst, Raymond James & Associates, Inc.

Okay. And then last question. Ken, probably back to you on one of your first slides you talked about monetizing the non-strategic assets and the divestiture markets that towers in the spectrum. Can you talk a little bit about longer term the towers in the core markets? Are towers still considered strategic in your core markets? Is it really wait for the 4G LTE to be rolled out or kind of how you think about that 3,800 or so that are core and 550 towers or so that are divested?

Ken Meyers - Executive Vice President & Chief Financial Officer, Telephone & Data Systems, Inc.

Okay, Rick. No current change on our thinking around towers. The 565 I think is a number that are, in the divestiture markets, don’t fit the strategic label anymore and we are looking at different ways to drive value out of those but in terms of the core ones, I don’t see a change. I mean it’s possible that as we go through the monetization effort on the non-core ones we learn something that changes our thinking but right now our thinking is unchanged.

Ric Prentiss - Analyst, Raymond James & Associates, Inc.

That makes sense. I mean it gives you kind of the no skin on the game experience of saying what did selling a tower do in the divestiture markets.

Ken Meyers - Executive Vice President & Chief Financial Officer, Telephone & Data Systems, Inc.

Good point.

Ric Prentiss - Analyst, Raymond James & Associates, Inc.

All right. Thanks, guys.

Operator

Our next question comes from Michael Rollins with Citi. Please state your question.

Michael Rollins - Analyst, Citigroup Global Markets (United States)

All right. Good morning, guys. First just a question for Mary and then I’ll move over to Ken. Mary, can you talk about as you look at your 2013 guidance what’s embedded for your assumption in terms of the percent at smartphone sales in terms of that mix over the course of the year?

Mary Dillon - President, Chief Executive Officer & Director, United States Cellular Corp.

Michael, I will need to check that. We certainly are expecting to continue to increase penetration of smartphones in our base as well as the increasing shifts towards the LTE phones but let me get back through the specific on that, okay?

Michael Rollins - Analyst, Citigroup Global Markets (United States)

Okay. And then, Ken, if I could just say a couple of questions. First, as you look at the acquisition, the cable acquisition for the TDS Telecom business, how does that affect your perception as to whether or not TDS Telecom is able to be a standalone entity and at some depth level, whatever you would choose, could be an investment grade credit? Does this transaction mean to be a stepped at ability forward for you guys?

Ken Meyers - Executive Vice President & Chief Financial Officer, Telephone & Data Systems, Inc.

Mike, as usual a very deep question. I don’t – we didn’t enter it as a way to make TDS Telecom a standalone entity. What we did is we entered this area quite frankly to leverage the capabilities that we have in that business to add another growth avenue for that business. I mean it may have the effect that you suggest but it’s more about capitalizing all the assets that we have there today. In terms of investment grade – from the conversations I’ve had with the agencies to date, this transaction isn’t large enough in and by itself to move the needle on about anything. All right. It’s a – from the conversation I’ve had or have been reported to me, an interesting move, but it doesn’t move the needle.

Michael Rollins - Analyst, Citigroup Global Markets (United States)

And the other question is, can you review for us just how much cash availability is perceived by management and the board in terms of, if you look at the liquidity position of the company today, the target leverage ratio you’d want to use, the proceeds from pending asset divestitures and how does this transaction effect the use of that cash? And then the final part of that, if I could just throw in one other part, is how does the board decide whether to buy a cable asset at presumably some higher multiple to where the TDS business trade is in total and where the sum-of-parts business for TDS Telecom may imply? Thanks.

Ken Meyers - Executive Vice President & Chief Financial Officer, Telephone & Data Systems, Inc.

Wow. Let’s start with the first thing, in terms of use of proceeds. When I think of use of proceeds, we’ve got two pools we’re dealing with. At the U.S. Cellular level where this divestiture transaction is going to be building even more cash, I don’t see it changing at all. As we’ve said, that is a board level decision. It’s one that we would expect to have a position on by the time we get to closing. It’s something that we’re working with the board on. And as the cash, primarily with that transaction and/or any follow-up monetization transactions billed at U.S. Cellular, that’s something that the board at U.S. Cellular will take a position on. Okay. So as we’re expecting that a little bit later this year, we’ll be back to you with that.

At the TDS level, it’s a great question to get into you’ve got a business that’s trading at one level of cash flow multiples and you’re looking at something else. That’s almost like a self-fulfilling prophecy, if we just keep looking at just TDS. All right. I mean TDS is where it’s at. It’s got a real strong balance sheet. We’ve got some real strong assets that we want to leverage and to do that, we have to do it with acquisitions. Acquisitions are going to be whatever the market price is.

Our view is, if we can find the right types of acquisitions that, by leveraging other assets, we can generate a return that is above what our cost of that money is, we will do those. And over time, we expect that those will show themselves through the income statement and evaluation that comes out of the street. We don’t control the last part. We control the first part of that equation.

Michael Rollins - Analyst, Citigroup Global Markets (United States)

And so is it fair then to say, Ken, that the decision to buy the cable assets is mutually exclusive from the proceeds that you’re getting at the wireless levels. So that the question would be whether the money you’re spending on the cable deal takes away from the use of that cash for whatever you decide at the wireless level. But what it sounds like you’re saying is maybe the decisions are actually separate and that this doesn’t change this opportunity in terms of how to use cash at the wireless level?

Ken Meyers - Executive Vice President & Chief Financial Officer, Telephone & Data Systems, Inc.

Absolutely.

Michael Rollins - Analyst, Citigroup Global Markets (United States)

Thanks very much.

Ken Meyers - Executive Vice President & Chief Financial Officer, Telephone & Data Systems, Inc.

Okay.

Operator

Thank you. Our next question comes from James Mormon with S&P Capital IQ. Please state your question.

James Mormon - Analyst, Standard & Poor’s Investment Advisory Services LLC

Hi. Thanks for taking my question. Just got a question in regards to your billing migration. When you look at all the work you’ve done on the billing system, it sounds like it’s going to be done by the end of 2013. Do you kind of foresee that you might move to offer services but I guess similar to what AT&T and Verizon have done with kind of family of device type plans because they already they’ve had pretty high receptions and I think both are averaging around three devices per person. So is this an avenue that you may look to go to when you finish the billing system?

Mary Dillon - President, Chief Executive Officer & Director, United States Cellular Corp.

Yeah. I would say that one of the great things about this new billing system is the ability to be more flexible and bringing things to the marketplace so I’ll just ask Dave to add to that and what we plan to do.

Dave Kimbell - Chief Marketing Officer & Senior Vice President, United States Cellular Corp

Yeah, hi. This is Dave Kimbell. Absolutely we’re exploring a number of different options as we think about the new capabilities our billing system will enable for us including a family data or shared data type program that we would expect to have in place in time for the holidays this year and we anticipate that having a real positive impact on our ARPU across the business.

James Mormon - Analyst, Standard & Poor’s Investment Advisory Services LLC

Thanks.

Operator

Thank you. (Operator Instructions) Our next question comes from Ric Prentiss with Raymond James. Please state your question.

Ric Prentiss - Analyst, Raymond James & Associates, Inc.

I was hearing how busy enough today. I got to keep it going. Couple more if I could. On the Midwest market divestitures, can you update us kind of on the process of getting that approved? It’s a very crowded FCC/DOJ right now obviously with T-Mobile and PCS, Sprint-Softbank, Sprint Clearwire, maybe DISH Clearwire, ATI selling the Alltell asset to AT&T. Just maybe an update and of course the new presidential election occurred and now FCC change out might be occurring. How do we think through the process of how long to take to close that transaction?

Steve Campbell - Chief Financial Officer, Treasurer & Executive VP, United States Cellular Corp.

So, Ric, this is Steve. We’re actually pretty pleased with what we’ve been hearing on the regulatory front. We have had a number of discussions, both with the Department of Justice and the FCC. We at this point, based on informal advice expect that we may get clearance in the next 60 days or so, maybe sooner. And so we think we’re on track to close this transaction by mid-year as we’ve said.

Those informal discussions have indicated that our transaction probably doesn’t get caught up in the swirl with some of those other major transactions. So in summary we’re pretty pleased with what we’re seeing. We don’t think the regulatory approvals, from what we know now, are going to be an impediment at all to getting close by mid-year.

Ric Prentiss - Analyst, Raymond James & Associates, Inc.

That’s great news actually. And then, maybe, Mary, for you. A lot of discussion looking at T-Mobile’s thoughts about financing or installment, however you want to frame that as far as handset price might be in the future. The Canadians have some different ways of they doing it. What are your thoughts about handset pricing and what changes that are might be coming to the U.S. and what you’ve looked at?

Mary Dillon - President, Chief Executive Officer & Director, United States Cellular Corp.

Yeah, Ric, I would just say we’re certainly looking at that very closely. It’s certainly a pretty fluid topic and an interesting one. Handset subsidies are still quite popular with our base. Getting them to shift to a different mindset may be a challenge but it’s something we’re interested in and we are exploring.

Ric Prentiss - Analyst, Raymond James & Associates, Inc.

And then final one, back on the cable side. How much due diligence have you guys done on the properties on the network quality? We’ve seen some other telecom companies buy in to the cable extension of core competency and then find that, oh my gosh, there’s more CapEx and OpEx spending than we thought when we bought the thing. How comfortable are you that the CapEx has been spent and is there any indication what the CapEx might be once you buy Baja?

Mary Dillon - President, Chief Executive Officer & Director, United States Cellular Corp.

Dave?

Dave Kimbell - Chief Marketing Officer & Senior Vice President, United States Cellular Corp

Yeah, I would tell you that whenever TDS buys something, Ric, sellers always tell us no one else has ever asked for that. We’re an extremely thorough buyer. We obviously operate a network intensive business so we understand that. One of the key things that we look for is obviously understanding the customer quality. Understanding the demographics and the growth potential but more importantly what the network capability is today as well as how the network has been engineered and built for future growth. So we spent time in market, we spent time with their information to do that. We’ve hired external engineers to help us.

And now post definitive agreement, we’re actually going to be contracting with a firm who will be doing some additional testing beyond the testing that we did. So we’re pretty comfortable with it and we understand they’re not all created equal. You have to be very careful. And I think TDS is a very careful buyer.

Ric Prentiss - Analyst, Raymond James & Associates, Inc.

Right. And then thoughts about what level of CapEx intensity might be required there?

Vicki Villacrez - Vice President, Finance & Chief Financial Officer, TDS Telecommunications Corp.

This is Vicki. Good morning. We’re not disclosing that number right now. As Dave said, we’ve got a lot more to look at, but we certainly have included that estimate into our evaluations. As you know, the plant’s recently been upgraded, so our capital requirements that we see are more modest and I think going forward, there is a plan around to reduce the number of head-outs and so we’ve made provisions in our analysis. So we’re excited about the returns that we’re going to see from this business.

Ken Meyers - Executive Vice President & Chief Financial Officer, Telephone & Data Systems, Inc.

Nothing – the stuff that we’ve seen there, Ric, suggests a need for what I would call, out of line, levels of capital spending. They are – they’ve been in an investment mode and we’re now acquiring this to capitalize on some of those investments.

Ric Prentiss - Analyst, Raymond James & Associates, Inc.

That’s what I was getting at, Ken. It was just that I was getting the sense that you were coming in after that money’s been spent, so it should be kind of more normal course with the upside of being able to sell into that asset that’s been built.

Ken Meyers - Executive Vice President & Chief Financial Officer, Telephone & Data Systems, Inc.

And quite frankly, capitalize on Telecom’s experience with their bundling success.

Ric Prentiss - Analyst, Raymond James & Associates, Inc.

Right. Right. And I appreciate the comments back earlier, because if the wireless Midwest market’s been closed in 60 days back to Mike’s comments about is TDS separate from USM, I think a lot of investors are trying to figure out what is happening with the proceeds from the Midwest market sales, so it helped having that kind of bright line clarity of USM is somewhat different than TDS on the spending.

Ken Meyers - Executive Vice President & Chief Financial Officer, Telephone & Data Systems, Inc.

Thanks a lot.

Ric Prentiss - Analyst, Raymond James & Associates, Inc.

Thank you.

Jane McCahon - Secretary & Vice President-Corporate Relations, Telephone & Data Systems, Inc.

Okay, Diego. I think we’ve reached the end of our time this morning. So thank you, everyone, for joining us and if you have follow-up questions, please reach out to us. Thanks so much.

Operator

Thank you. Ladies and gentlemen, this does conclude today’s conference. All parties may disconnect. Have a great day.